Exhibit 5.1

DLA Piper LLP (US) 701 Fifth Avenue, Suite 6900 Seattle, WA 98104-7044 T 206-839-4800 F 206-839-4801 W www.dlapiper.com

September 15, 2021

AEye, Inc.

One Park Place, Suite 200

Dublin, CA 94568

Re:	AEye Inc. - Registration Statement on Form S-1

Ladies and Gentlemen:

We have acted as counsel to AEye, Inc., a Delaware corporation (the “Company”), in connection with the Company’s filing of a Registration Statement on Form S-1 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration of (i) the offer and sale from time to time of (a) 68,139,193 shares, including 64,232,845 outstanding shares (the “Outstanding Shares”) and 3,906,348 shares issuable upon exercise of outstanding options (the “Option Shares”) of common stock, par value $0.0001 per share (the “common stock”), of the Company, in each case, by the selling securityholders named in the Registration Statement and (b) 166,666 warrants (the “Resale Warrants”) to acquire shares of common stock, in each case, by the selling securityholders named in the Registration Statement, and (ii) the issuance by the Company of up to 7,833,332 shares of common stock (the “Warrant Shares”) upon the exercise of warrants to purchase shares of common stock (the “Warrants”).

This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Act.

We have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter. In such examination, we have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as originals and the conformity to the originals of all documents submitted to us as copies. As to matters of fact relevant to our opinions set forth below, we have relied upon certificates and other assurances of officers of the Company and others without having independently verified such factual matters. We are opining herein as to the General Corporation Law of the State of Delaware (the “DGCL”) and, with respect to the opinions set forth in paragraph 2 below, the internal laws of the State of New York, and we express no opinion with respect to any other laws.

Subject to the foregoing and the other matters set forth herein, it is our opinion that, as of the date hereof:

1.	The Outstanding Shares are validly issued, fully paid and nonassessable.

2.	The Resale Warrants are the legally valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.

3.

When the Option Shares are issued by the Company against payment therefor in accordance with the terms of the applicable option agreements, the Option Shares will be validly issued, fully paid and nonassessable.

4.	When the Warrant Shares are issued by the Company against payment therefor in accordance with the terms of the Warrants, the Warrant Shares will be validly issued, fully paid and nonassessable.

Our opinions set forth in numbered paragraph 2 are subject to: (i) the effect of bankruptcy, insolvency, reorganization, preference, fraudulent transfer, moratorium or other similar laws relating to or affecting the rights and remedies of creditors; (ii) the effect of general principles of equity, whether considered in a proceeding in equity or at law (including the possible unavailability of specific performance or injunctive relief), concepts of materiality, reasonableness, good faith and fair dealing, and the discretion of the court before which a proceeding is brought; (iii) the invalidity under certain circumstances under law or court decisions of provisions providing for the indemnification of or contribution to a party with respect to a liability where such indemnification or contribution is contrary to public policy; and (iv) we express no opinion as to (a) any provision for liquidated damages, default interest, late charges, monetary penalties, make-whole premiums or other economic remedies to the extent such provisions are deemed to constitute a penalty, (b) consents to, or restrictions upon, governing law, jurisdiction, venue, arbitration, remedies, or judicial relief, (c) waivers of rights or defenses, (d) any provision requiring the payment of attorneys’ fees, where such payment is contrary to law or public policy, (e) the creation, validity, attachment, perfection, or priority of any lien or security interest, (f) advance waivers of claims, defenses, rights granted by law, or notice, opportunity for hearing, evidentiary requirements, statutes of limitation, trial by jury or at law, or other procedural rights, (g) waivers of broadly or vaguely stated rights, (h) provisions for exclusivity, election or cumulation of rights or remedies, (i) provisions authorizing or validating conclusive or discretionary determinations, (j) grants of setoff rights, (k) proxies, powers and trusts, (l) provisions prohibiting, restricting, or requiring consent to assignment or transfer of any right or property, and (m) the severability, if invalid, of provisions to the foregoing effect.

We have assumed (a) that the Warrants and the warrant agreement, dated November 12, 2020, between the Company and Continental Stock Transfer & Trust Company, as warrant agent, relating to the Warrants, have been duly authorized, executed and delivered by the parties thereto other than the Company, (b) that the Warrants and the warrant agreement constitute or will constitute legally valid and binding obligations of the parties thereto other than the Company, enforceable against each of them in accordance with their respective terms and (c) that the status of the Warrants as legally valid and binding obligations of the parties will not be affected by any (i) breaches of, or defaults under, agreements or instruments, (ii) violations of statutes, rules, regulations or court or governmental orders or (iii) failures to obtain required consents, approvals or authorizations from, or to make required registrations, declarations or filings with, governmental authorities. We have also assumed that the Company will comply with all applicable notice requirements regarding uncertificated shares provided in the DGCL.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the use of our name under the caption “Legal Matters” in the prospectus included in the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Our opinion is expressly limited to the matters set forth above, and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company, the Outstanding Shares, the Option Shares, the Resale Warrants, the Warrant Shares, or the Registration Statement. This opinion is rendered as of the date hereof, and we assume no obligation to advise you of any fact, circumstance, event or development that may hereafter be brought to our attention whether or not such occurrence would alter, affect or modify the opinion expressed herein.

Very truly yours,

/s/ DLA Piper LLP (US)

DLA Piper LLP (US)